Exhibit 10.9

DYADIC INTERNATIONAL (USA), INC. 140 lntracoastal Pointe Drive, Ste. 404 Jupiter, Florida 33477 Tel: 561-743-8333 Fax: 561-743-8343 www.dyadic.com

March 26, 2018

VIA EMAIL AND US MAIL

Ms. Ping Wang Rawson
13634 187th Place N
Jupiter, Florida 33478

Dear Ping:

On behalf of Dyadic International, Inc. (the "Company"), it is my pleasure to provide you with this new compensation package in light of your recent promotion to Chief Accounting Officer.

Title:	Chief Accounting Officer

Status:	Full-time

Effective date:	March 14, 2018

Reporting to:	Chief Executive Officer and Vice President and Chief Financial Officer ( should this position be filled in the future)

Base Salary:	$210,000 per year, payable on a bi-monthly basis, subject to deductions for taxes and other withholdings required by law or the policies of the Company.

Annual Bonus:	Not applicable

One-time Option Grant:	A one-time stock option award of 50 thousand options (50,000), priced as of March 19, 2018 which vest in accordance with the Company's standard four-year vesting policy.

One-time Conditional Stock

Option Grant:
A one-time conditional award of 50 thousand options (50,000) priced as of March 19, 2018 which will vest upon the Company's becoming an SEC registered company. If for any reason the board determines that the Company will no longer pursue becoming an SEC registered company or in the event of a sale of the Company prior to becoming an SEC registered company, the option will automatically vest.

Ms. Ping Rawson
March 26, 2018

Annual Stock Options:
You will be eligible for annual stock option compensation of up to 100,000 options to be determined based upon the results of operations of the Company and your personal performance (in the sole discretion of the Company's compensation committee), in accordance with the terms of a share-based compensation plan maintained by the Company.

Such options, if any, will be priced as of the date of grant. Any options that are granted shall vest 25% per year beginning one year from the date of grant.

Benefits:	You will be eligible for the benefits outlined in the Company's Employee Benefit Handbook including medical, dental and vision coverage as generally provided to other employees at the Company.

You will also be able to continue to participate in a 401(k) Plan which the Company will match dollar for dollar up to four percent (4%) of your base salary, subject to any IRS limitations, if any.

Vacation:
You will be entitled to four (4) weeks of vacation per year. However, you will not be permitted to take more than 2 weeks consecutively at a time. Additionally, we would expect that you will schedule your vacation plans at times which will not prevent you and your staff from completing our quarterly and annual financial filings in a timely matter.

Severance:
As of the Effective Date noted above, you will be entitled to six (6) months of severance pay ( computed based on your then current base salary) if your services are no longer required for either one of the following reasons:

•	There is a change in control, and your services are no longer required, OR

•	You are discharged for any other reason other than for Cause.

For purposes of this arrangement, a termination shall be considered to be for "Cause" if it occurs in conjunction with a determination by the Board that any of the following has occurred:

(i)    Employee's conviction of, pleading guilty to, or confession to a felony or any crime involving any act of dishonesty, fraud, misappropriation, embezzlement or moral turpitude;

(ii)    Employee's misconduct or gross negligence in connection with the performance of her duties hereunder, including a violation of the Company's written policies or Code of Conduct and Ethics;

(iii)    Employee's engaging in any fraudulent, disloyal or unprofessional conduct which is, or is likely to be, injurious to the Company, its financial condition, or its reputation;

(iv)    Employee's failure to perform her duties with the Company);

(v)    Employee's failure to meet performance standards agreed upon by Employee and the Company; or

If the Company determines that it has grounds to terminate Employee's employment for Cause pursuant to the provisions of clauses (iv) or (v) noted

Ms. Ping Rawson
March 26, 2018

above, then it will first deliver to Employee a written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate her employment for Cause, and Employee will have 15 days after the receipt of such written notice to cease such actions or otherwise correct any such failure or breach. If Employee does not cease such actions or otherwise correct such failure or breach within such 15-day period, or having once received such written notice and ceased such actions or corrected such failure or breach, Employee at any time thereafter again so acts, fails, or breaches, the Company may terminate her employment for Cause immediately. The Company may terminate Employee's employment without Cause, or for Cause pursuant to the provisions of clauses (i), (ii), or (iii) noted above, immediately.

Your severance benefit will increase to 12 months (computed based on your then current base salary) one year from the Effective Date noted above or upon the Company becoming an SEC reporting entity, whichever occurs first.

Ms. Ping Rawson
March 26, 2018

Your employment with the Company is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

The revised details of your compensation and benefits outlined in this letter, replace any arrangement that has existed prior to the Effective Date noted above.

Please evidence your agreement with and acceptance of the foregoing by signing, dating and returning a copy of this letter to me at your earliest convenience.

Once again, we are excited about your promotion and look forward to working with you.

Very truly yours,

By:	/s/ Mark Emalfarb
Name:	Mark Emalfarb
Title:	Chief Employee Officer

AGREED TO AND ACCEPTED
This 26th day of March, 2018:

By:	/s/ Ping Rawson
Name:	Ping Rawson